Exhibit 10.1

LEASE TERMINATION AGREEMENT

This Lease Termination Agreement (the “Agreement”) is made and entered into to be effective as of December 15, 2004, (the “Effective Date”), by and between Columbus Regional Airport Authority, a port authority organized and existing under Chapter 4582 of the Ohio Revised Code (“Landlord”), and AirNet Systems, Inc., an Ohio corporation (“Tenant”).

Background Information

A.                                   Landlord and Tenant are currently parties to the following described lease (the “Lease”) relating to real property located at Port Columbus International Airport and more particularly described in the Lease (the “Leased Premises”):

Lease Agreement between the City of Columbus and Jerry G. Mercer dated October 4, 1984, as modified by (a) Modification #1 dated June 11, 1985, (b) Modification #2 dated June 11, 1986, (c) Modification #3 dated May 15, 1987, (d) Modification #4 dated August 17, 1989, (e) Modification #5 dated December 15, 1994 and (f) Modification #6 dated September 1, 2002.

B.                                     Landlord and Tenant have entered into a new lease pursuant to which Tenant is leasing from Landlord an approximately 8.098 acre site at Rickenbacker International Airport (“Rickenbacker”) upon which Tenant will be conducting its aeronautical operations.

C.                                     Landlord is on this date purchasing from Tenant certain Leasehold improvements (the “Leasehold Improvements”) owned by Tenant and located on the Leased Premises, and in connection with said purchase, and in order to facilitate Tenant’s relocation of its aeronautical operations to Rickenbacker, Landlord and Tenant have agreed to terminate the Lease in accordance with the terms and conditions hereinafter set forth.

Agreement

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and agreements hereinafter set forth, the parties hereby covenant and agree as follows, intending to be legally bound hereby:

1.                                       Termination of Lease.  The parties hereby agree that (a) the term of the Lease shall end at midnight on the Effective Date hereof, and (b) all rights-of-first refusal in favor of Tenant to lease the Leased Premises and certain adjoining premises are hereby extinguished and of no further force or effect.

2.                                       Vacation and Surrender; Acceptance.  Landlord hereby acknowledges that Tenant has fully vacated and surrendered the Leased Premises and Leasehold Improvements to Landlord, and Landlord hereby accepts such surrender.

3.                                       Releases.  Except as specifically provided to the contrary in Paragraph 4 hereof, Tenant hereby releases Landlord from any and all further liability under the Lease and Landlord hereby releases Tenant from any and all further liability under the Lease.

4.                                       Surviving Obligations.  Notwithstanding the termination of the Lease and the releases set forth in Paragraph 3 hereof, the parties acknowledge and agree that the following obligations and agreements (but only the following obligations and agreements) shall survive the termination of the Lease and Tenant’s vacation and surrender of the Leased Premises:

(a)                       Final Activity Report.  Not later than 20 days following the end of the month during which Tenant vacates the Leased Premises (the “Vacation Date”), Tenant shall submit to Landlord (i) its final activity report for its operations at Port Columbus for the period ending on the Vacation Date and (ii) payment of all fees and charges (including all landing fees and general license/commission fees) due based upon the information contained in such activity report.

(b)                      Utilities and Taxes.  Tenant shall be responsible for and pay all charges for utilities supplied to or consumed at the Leased Premises up to and including the Effective Date when invoices are issued by the supplying utility companies.  Tenant shall also be responsible for and pay the real property taxes on the Leased Premises for calendar year 2003 when the same become due and payable, and, at such time as the  real property tax bills for the Leased Premises for calendar year 2004 are issued by the Franklin County, Ohio Treasurer, Tenant shall pay to Landlord a prorata portion of such taxes based on the number of days in such year that the Lease was in effect.

IN WITNESS WHEREOF, the parties have caused this Lease Termination Agreement to be executed by their duly authorized officers to be effective as of the Effective Date, regardless of the actual date of execution by either party.

AIR NET SYSTEMS, INC., an Ohio corporation

By:	/s/ Joel E. Biggerstaff

COLUMBUS REGIONAL AIRPORT AUTHORITY

By:	/s/ and for Elaine Roberts/Robert E. Tanner Jr., General Counsel and designee
Elaine Roberts, President and CEO

STATE OF OHIO,

COUNTY OF FRANKLIN, ss:

The foregoing instrument was acknowledged before me this 15 day of December, 2004 by Joel E.Biggerstaff, the CEO of AirNet Systems, Inc., an Ohio corporation, on behalf of the corporation.

/s/ Ann Mancuso
Notary Public

STATE OF OHIO,

COUNTY OF FRANKLIN, ss:

The foregoing instrument was acknowledged before me this 15 day of December, 2004 by Robert E. Tanner, Jr. designee for Elaine Roberts, the President and CEO of Columbus Regional Airport Authority, a port authority organized and existing under Chapter 4582 of the Ohio Revised Code, on behalf of the port authority.

/s/ Ann Mancuso
Notary Public